Exhibit 99.1

C4 Therapeutics Appoints Lauren White as Chief Financial Officer

WATERTOWN, Mass., May 20, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today announced the appointment of Lauren White to the role of chief financial officer, effective June 21, 2021. Ms. White’s appointment will initiate William (Bill) McKee’s planned transition from interim chief financial officer, a role he has held since March 31, 2020. Mr. McKee will remain engaged to support C4T in a part-time consulting capacity to ensure a smooth transition.

“As we continue to advance our portfolio of novel protein degraders, we are delighted to welcome Lauren to our team. Her proven track record of strategically allocating resources across research and early-stage clinical development programs, as well as her experiences in financial reporting and accounting, will be invaluable as we continue to build C4T and work to transform patient care,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “In addition, we are incredibly grateful for Bill’s contributions in shepherding C4T through our Series B financing and initial public offering and in establishing a foundational financial framework for C4T as a public company.”

Ms. White joins C4 Therapeutics with over 20 years of international experience in corporate finance and strategy. She is joining from Novartis, where she held roles of increasing responsibility within the global finance organization. Most recently, she served as vice president and global head of business planning and analysis at Novartis Institutes for BioMedical Research (NIBR), where she led strategic financial projects for the global research unit. At Novartis, Ms. White also launched the global health business unit as chief financial officer after serving in roles across global finance and financial reporting and accounting. Earlier in her career, Ms. White worked in strategy and marketing roles with Boston Consulting Group and General Electric. Ms. White earned an M.B.A. from Harvard Business School and a B.S. from the Carroll School of Management at Boston College.

“I am thrilled to join C4 Therapeutics at a pivotal time in the Company’s development, as it prepares to initiate its first clinical trial and advance a novel portfolio of targeted protein degraders for the benefit of patients,” said Ms. White. “Targeted protein degradation offers distinct advantages over traditional small molecule approaches and I believe C4T’s powerful drug discovery engine has immense potential across a range of oncology indications. I look forward to working with the team towards our shared mission of transforming patient treatment through targeted protein degradation.”

About C4 Therapeutics

C4 Therapeutics (C4T) is a biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.C4Therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO™ platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our current resources and cash runway; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of future results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

lspreen@c4therapeutics.com